UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 23, 2006
(Date of earliest event reported)

THINK PARTNERSHIP INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

28050 US 19 North

Suite 509

Clearwater, Florida 33761
(Address of Principal Executive Offices)

(727) 796-0255
(Registrant’s telephone number, including area code)

5 Revere Drive
Suite 510
Northbrook, Illinois  60062
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets

On May 23, 2006, Think Partnership Inc. (the “Company”) acquired iLead Media, Inc., a Utah corporation (“iLead”), through a merger. iLead is engaged in the business of online sales lead generation. At the closing of the acquisition, the Company paid to the shareholders of iLead, an aggregate of $9,206,720 in cash and issued to them an aggregate of 4,649,859 shares of the Company’s common stock valued at $1.98 per share. Further, the shareholders of iLead may receive earnout payments of up to $18 million in the aggregate based on the aggregate pre-tax earnings of iLead for the first 12 calendar quarters following the closing. To the extent earned, up to $9 million of the earnout payment will be paid in shares of the Company’s common stock valued at the average closing price per share for the last five trading days of the first twelve calendar quarters; and up to $9 million will be paid in cash, as such amount may be reduced by the bonus pool amount described herein. To the extent earned, the Company agreed to contribute to iLead cash in an amount equal to 5% of the earnout payment which will be used to fund a bonus pool for the pre-acquisition employees of iLead. Any amounts contributed to the bonus pool will serve to reduce the amount of the cash portion of the earnout payment on a dollar-for-dollar basis.

Additionally, the Company issued to the shareholders of iLead warrants to purchase an aggregate of up to 135,000 shares of the Company’s common stock. Warrants with respect to 45,000 shares have an exercise price of $2.75 per share; warrants with respect to 45,000 shares have an exercise price equal to the greater of 120% of the closing price per share of our common stock on the trading day immediately preceding May 23, 2007 and $2.75; and warrants with respect to 30,000 shares have an exercise price equal to the greater of 120% of the closing price per share of our common stock on the trading day immediately preceding May 23, 2008 and $2.75. The shareholders will also be entitled to an additional cash payment of $250,000 if, at any time during the five month period after the closing, iLead’s unrestricted cash exceeds certain targets and at the same time its accounts receivable and cash exceed its liabilities by at least $1.00.

In the Company’s current report on Form 8-K filed on May 2, 2006, the Company announced that at the closing of the iLead acquisition, Mr. Brady Whittingham, a shareholder of iLead, would enter into a voting agreement with the Company and Mr. Gerard M. Jacobs, the Company’s former chief executive officer, pursuant to which Mr. Whittingham would agree to vote for certain transactions recommended by the Company’s board of directors. The Company waived this condition to close the transaction, and as a result, the parties did not enter into a voting agreement.

Item 3.02               Unregistered Sales of Equity Securities.

As more fully described in Item 2.01 above, on May 23, 2006, the Company issued to the shareholders of iLead an aggregate of 4,649,859 shares of the Company’s common stock and warrants to purchase an aggregate of up to 135,000 shares of the Company’s common stock.

The Company relied upon exemptions contained in Regulation D promulgated under the Securities Act of 1933, as amended, to issue the shares of common stock and warrants issued in connection with the iLead acquisition, without registration. The Company issued the shares in a private transaction to persons the Company believed were “accredited investors” and/or “sophisticated investors” not affiliated with the Company, and who were acquiring the shares as an investment for his/her/its own account, and not with a view to distribution.

Item 9.01               Financial Statements and Exhibits

(a)           Financial Statements of the Businesses Acquired.

Attached hereto as Exhibit 99.2 are the audited balance sheets of iLead Media, Inc. as of December 31, 2005 and 2004 and the related statements of operations, retained earnings (accumulated deficit) and cash flows for the years then ended.

Attached hereto as Exhibit 99.3 are the unaudited balance sheets of iLead Media, Inc. as of March 31, 2006 and 2005 and the related unaudited statements of operations, retained earnings (accumulated deficit) and cash flows for the three months then ended.

(b)           Pro Forma Financial Information

Attached hereto as Exhibit 99.4 is the unaudited combined pro forma balance sheet as of March 31, 2006 and the unaudited combined pro forma statements of operations for the year ended December 31, 2005 and three months ended March 31, 2006.

(d)           Exhibits

99.1         Press Release dated May 24, 2006, Announcing Acquisition of iLead Media, Inc.

99.2         Audited balance sheets of iLead Media, Inc. as of December 31, 2005 and 2004 and the related statements of operations, retained earnings (accumulated deficit) and cash flows for the years then ended.

99.3         Unaudited balance sheets of iLead Media, Inc. as of March 31, 2006 and 2005 and the related unaudited statements of operations, retained earnings (accumulated deficit) and cash flows for the three months then ended.

99.4         Unaudited combined pro forma balance sheet as of March 31, 2006 and the unaudited combined pro forma statements of operations for the year ended December 31, 2005 and three months ended March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    May 26, 2006

THINK PARTNERSHIP INC.

By:	/s/ Jody Brown
Name:	Jody Brown
Title:	Chief Financial Officer